Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Pamela Blum Manager, Corporate Communications 212-658-5884 pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

PENDERS NAMED PRESIDENT OF BOWNE

Bowne Moves to Unified Model to Accelerate Growth

NEW YORK, NY—November 19, 2007 - Bowne & Co., Inc. (NYSE: BNE), a leader in shareholder and marketing communications services, today announced changes to its organizational structure to support the consolidation of its divisions into a unified model and drive revenue growth. William P. Penders, 46, has been named President, Bowne & Co., Inc. and will be responsible for sales and service operations across all of Bowne’s classes of service.

“We’re moving away from viewing ourselves as two separate business units – Financial Communications and Marketing & Business Communications – and toward a unified model that supports our full range of offerings, from transactional services and corporate compliance to investment management solutions and marketing and business communications,” said David J. Shea, Chairman and Chief Executive Officer of Bowne. “I have every confidence that Bill’s experience with Bowne positions us for success as we make this transition and drive revenue growth.”

Prior to this appointment, Mr. Penders was President of Bowne’s Financial Communications division. He’s also held a variety of leadership positions throughout the organization, including President, Investment Management and President, Bowne International.

About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

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